THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (this “Agreement”) is made as of May 3, 2024 (the “Effective Date”), by and among FVCBankcorp, Inc. (the “Company”), and Alissa M. Curry Briggs (the “Executive”).

BACKGROUND:

In connection with the Company’s employment of the Executive, and to incentivize the Executive to devote his full business time, attention and energies to the business of the Company, the Company and Executive desire to enter into this Agreement to establish the terms and conditions of a nonqualified supplemental executive retirement plan to be maintained by the Company on the Executive’s behalf.

AGREEMENT
In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereby agree as follows:
1.General Terms and Conditions. Section 2 below describes the benefits available to the Executive, or the Executive’s Beneficiary, upon the occurrence of certain events as described in, and subject to the terms and conditions of, this Agreement; provided the Executive remains in the Continuous Service of the Company from the Effective Date until the specified event. Except for any remaining payments to be made to a Beneficiary upon the death of the Executive under Section 2(e), each benefit described in Section 2 is in lieu of any other benefit therein. No benefits under this Agreement shall be payable with respect to any event other than the events described below and the benefits otherwise payable pursuant to Section 2 below are subject to the further limitations in Section 2(g).
2.Retirement Benefits.
(a)Normal Retirement. If Executive remains in the Continuous Service of the Company until attaining at least Normal Retirement Age, then the Company shall pay to Executive the Normal Retirement Benefit each year for ten ( I0) years. Payment of the Normal Retirement Benefit shall begin on the first business day of the first calendar month immediately following the calendar month of Executive's Separation from Service following attainment of Normal Retirement Age and be paid in twelve (12) equal monthly installments (without interest) on the first day of each month thereafter until paid in full.
(b)Termination Prior to Normal Retirement Age and Other than Due to a Change in Control. If (i) Executive is involuntarily discharged by the Company other than for Cause or resigns for any reason, in either case other than under circumstances pursuant to which Executive is entitled to benefits under Subsections (a), (c) or (d), or (ii) Executive dies while in the employ of the Company, then within thirty (30) days following the Executive's Separation from Service or death, the Company shall pay to Executive or Executive's estate or beneficiary, as applicable, an amount equal to the Vested Accrual Balance (as of Executive's Separation from Service or death) in a lump sum.
(c)Termination Prior to Normal Retirement Age Due to a Change in Control. If Executive is involuntarily discharged by the Company other than for Cause or resigns for Good Reason, in each case (i) within twelve (12) months after the effective date of the Change in Control and (ii) before Executive's attainment of Normal Retirement

Age, death, or becoming.
Permanently Disabled, the Company shall pay to Executive in a lump sum an amount equal to the greater of (i) the Accrual Balance (calculated as of the date of the Change in Control) or (ii) Three Hundred Thousand Dollars ($300,000.00) within thirty (30) days following the date of such discharge or resignation.
(d)Disability. If Executive becomes Permanently Disabled before any event described in Subsections (a), (b) or (c) above, then within thirty (30) days following the date on which the Executive becomes Permanently Disabled, the Company shall pay to Executive in a lump sum an amount equal to the Accrual Balance (as of the date Executive became Permanently Disabled).
(e)Death. If Executive dies after the occurrence of any event triggering the Executive's entitlement to a benefit under Subsection (a) or (c) above or, if applicable, on or after the benefit in Subsection (d) becomes payable, the Beneficiary of Executive shall receive the amounts that otherwise would have been paid to Executive pursuant to such Subsection.
(f)Forfeiture of Benefits; Regulatory Limitations. Notwithstanding any other provision of this Agreement, if the Company discharges the Executive for Cause, no benefits shall be paid to Executive under this Agreement. The obligations of the Company under this Agreement are further subject to its adherence to applicable state and federal banking regulations, rules, or statutes.
(g)Temporary Suspension Applicable to a Specified Employee. Notwithstanding the foregoing provisions of this Section 2, if Executive is a "specified employee," within the meaning of Code Section 409A, as of the date of Executive's Separation from Service with the Company other than by reason of death, payment of benefit amounts otherwise due shall be delayed to the extent necessary under Code Section 409A until the earlier of six (6) months after Separation from Service or the date of Executive's death, as applicable. Any payments that are so delayed shall be paid in one lump sum in cash in the seventh (7th) month following Executive's Separation from Service or after the Executive's death, if earlier.
3.Amendment; Termination. This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive. The Company may unilaterally amend the Agreement to conform with written directives to the Company to comply with legislative changes or tax law, including, without limitation, Code Section 409A and any and all Treasury regulations and guidance promulgated thereunder. No amendment shall provide for or otherwise permit any acceleration of the time or schedule of any payment under the Agreement in a manner that would be prohibited under Code Section 409A. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted. Notwithstanding the preceding provisions of this Section 3, the Company may elect to terminate this Agreement under any circumstances permitted by Treasury Regulations Section 1.409A-3(j)(4)(ix). In any such event, the Company shall distribute to the Executive a benefit in a lump sum at the earliest date permitted under such Treasury guidance. The amount of the benefit shall be determined as if the effective date of the termination of this Agreement constituted an involuntary discharge by the Company other than for Cause within twelve (12) months following a Change in Control.
4.ERISA Provisions.
(a)Plan Administrator Duties. This Agreement shall be administered by the Board of Directors of the Company (the “Board of Directors”), or such committee or person(s) as the Board of Directors shall appoint. The Board of Directors, (or its delegatee(s)) in its capacity as the “administrator” of this Agreement for purposes of ERISA, shall have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement; and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement. The decision or action of the Board of Directors (or its delegatee) with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement. The “Named Fiduciary” under this Agreement is the Company.
(b)Claims Procedures.
1.Notice of Denial.
a.If Executive or a Beneficiary (a “claimant”) is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to the claimant written notice of the adverse benefit determination (whether such claim is denied in whole or in part) with a reasonable period of time but no later than ninety (90) days after the Claims Administrator receives the claim. However, under special circumstances (to be determined by the Claims Administrator), the Claims Administrator may extend the time for processing the claim to a day no later than one hundred eighty (180) days after the Claims Administrator receives the claim. The claimant shall be notified in writing within the initial ninety-day (90-day) period of the need to extend the time for review, the special circumstances requiring an extension, and the date by which a decision is expected.
b.With respect to a claim for benefits due to Executive being Permanently Disabled, the Claims Administrator shall provide to the claimant written notice of the adverse benefit determination within a reasonable period of time but no later than forty-five (45) days after the Claims Administrator receives the claim. This 45-day period may be extended up to thirty (30) days if an extension is necessary due to matters beyond the control of the Claims Administrator (to be determined by the Claims Administrator) and the claimant is notified, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Claims Administrator expects to render a decision. If, prior to the end of the first 30-day extension period, the Claims Administrator determines that, due to matters beyond the control of the Claims Administrator (to be determined by the Claims Administrator), a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Claims Administrator notifies the claimant, prior to the expiration of the initial 30-day extension period, of the circumstances requiring the extension and the date as of which the Claims Administrator expects to render a decision. In the case of any such extension, the notice of extension shall also specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall have at least forty-five (45) days within which to provide the specified information, if any.
2.Contents of Notice of Denial. If a claimant is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to such claimant written notice of the denial. Any such notice of an adverse benefit determination shall be written in a manner calculated to be understood by the claimant (and with respect to a claim for benefits due to Executive being Permanently Disabled, be provided in a culturally and linguistically appropriate manner) and shall set forth:
a.the specific reason or reasons for the denial;
b.specific references to the pertinent provisions of this Agreement on which the denial is based;
c.a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
d.an explanation of this Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review;
e.in the case of a claim for benefits due to Executive being Permanently Disabled:
i.a discussion of the decision, including an explanation of the basis for disagreeing with or not following: the views presented by the claimant to the Claims Administrator of health care professionals treating the claimant and vocational professionals who evaluated the claimant, the views of medical or vocational experts whose advice was obtained on behalf of the Claims Administrator in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, and a disability determination regarding the claimant presented by the claimant to the Claims Administrator made by the Social Security Administration;
ii.if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Agreement to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request in writing;
iii.the specific internal rules, guidelines, protocols, standards or other similar criteria of the Claims Administrator relied upon in making the adverse determination, or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Claims Administrator do not exist; and
iv.a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.
3.Right to Review. After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:
a.submit written comments, documents, records, and other information relating to the denied claim to the Claims Administrator or Appeals Fiduciary, as applicable;
b.request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and

c.request a full and fair review of the denial of the claim by written application to the Claims Administrator (or Appeals Fiduciary in the case of a claim for benefits payable due to Executive being Permanently Disabled), which shall include:
i.a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination; and
ii.in the case of a claim for benefits due to Executive being Permanently Disabled:
1.before issuing an adverse benefit determination on review, providing the claimant, free of charge with any new or additional evidence considered, relied upon, or generated by the Claims Administrator or other person making the benefit determination (or at the direction of the Claims Administrator or such other person) in connection with the claim as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date; and
2.before issuing an adverse benefit determination on review based on a new or additional rationale, providing the claimant, free of charge, with the rationale as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date.
4.Application for Review.
a.If a claimant wishes a review of the decision denying his claim to benefits under this Agreement, other than a claim described in paragraph (2) of this Section 4(b)(iv), he must submit the written application to the Claims Administrator within sixty (60) days after receiving written notice of the denial.
b.If the claimant wishes a review of the decision denying his claim to benefits under this Agreement due to Executive being Permanently Disabled, he must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial.
5.Hearing. Upon receiving such written application for review, the Claims Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Claims Administrator or Appeals Fiduciary received such written application for review.
6.Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

7.Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.
8.Decision on Review. No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits due to Executive being Permanently Disabled) following the receipt of the written application for review, the Claims Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Claims Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to Executive being Permanently Disabled) after the date of receipt of the written application for review. If the Claims Administrator or Appeals Fiduciary determines that the extension of time is required, the Claims Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to Executive being Permanently Disabled) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Claims Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial. Any such notice of an adverse benefit determination shall be written in a manner calculated to be understood by the claimant (and with respect to a claim for benefits due to Executive being Permanently Disabled, be provided in a culturally and linguistically appropriate manner) and shall include:
a.the specific reason or reasons for the adverse benefit determination;
b.specific references to the pertinent provisions of this Agreement on which the adverse benefit determination is based;
c.a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;
d.a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on review;
e.a statement regarding the availability of other voluntary alternative dispute resolution options;
f.in the case of a claim for benefits due to Executive being Permanently Disabled:
i.a description of any contractual limitations period that applies to the claimant’s right to bring a civil action under Section 502(a) of ERISA, including the calendar date on which the contractual limitations period expires for the claim;
ii.a discussion of the decision, including an explanation of the basis for disagreeing with or not following: the views presented by the claimant to the Claims Administrator of health care professionals treating the claimant and vocational professionals who evaluated the claimant, the views of medical or vocational professionals whose advice was obtained on behalf of the Claims Administrator in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the determination, and a disability determination regarding the claimant presented by the claimant to the Claims Administrator made by the Social Security Administration;

iii.if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of this Agreement to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and
iv.the specific internal rules, guidelines, protocols, standards or other similar criteria that the Claims Administrator relied upon in making the adverse determination, or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.
The Claims Administrator has the discretionary authority to determine all interpretative issues arising under this Agreement and the interpretations of the Claims Administrator shall be final and binding upon Executive or any other party claiming benefits under this Agreement.
9.Calculating Time Periods. The period of time within which a benefit determination initially or on review is required to be made shall begin at the time a claim or request for review is filed in accordance with the procedures of this Agreement, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the event that a period of time is extended due to the failure of a claimant to submit information necessary to decide a claim or review, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
10.Standards for Culturally and Linguistically Appropriate Notices. With respect to any notices required to be provided in a culturally and linguistically appropriate manner, the Claims Administrator shall provide (i) oral language services in the applicable non-English language (that include answering questions in any applicable non-English language and providing assistance with filing claims in any applicable non-English language), (ii) a statement in the applicable non-English language, prominently displayed on notices, explaining how to access language services and (iii) notices in the applicable non-English language upon request. For this purpose, a non-English language is an applicable non-English language if ten percent (10%) or more of the population residing in the county for which the notice is sent is literate only in the same non-English language.
11.Adjudication of Disability Benefit Claims: Independence and Impartiality. All claims and appeals with respect to benefits due to Executive being Permanently Disabled shall be adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision. Accordingly, decisions regarding hiring, compensation, termination, promotion, or other similar matters with respect to any individual (such as a claims adjudicator or medical or vocational expert) shall not be based upon the likelihood that the individual will support the denial of benefits.
12.Exhaustion of Administrative Remedies Available under this Agreement.
a.In no event will Executive be entitled to challenge the Claims Administrator’s decision in court or any other proceeding unless and until these claims procedures are exhausted. The Executive then shall have ninety (90) days from the date of receipt of the Claims Administrator’s decision on appeal in which to file suit regarding a claim for benefits under this Agreement. If suit is not filed within such ninety (90)-day period, it shall be forever barred.
b.Notwithstanding the foregoing, in the case of a claim for benefits due to Executive being Permanently Disabled, if the Claims Administrator or Appeals Fiduciary, as applicable, fails to strictly adhere to all the applicable requirements hereunder, the claimant is deemed to have exhausted the administrative remedies available under this Agreement, except as provided in the paragraph below with respect to de minimis violations. If the claimant chooses to pursue remedies under Section 502(a) of ERISA under such circumstances, the claim or appeal is deemed denied on review without the exercise of discretion by an appropriate fiduciary.
13.The administrative remedies available under this Agreement will not be deemed exhausted based on de minimis violations that do not cause, and are not likely to cause, prejudice or harm to the claimant, provided the Claims Administrator demonstrates that the violation was for good cause or due to matters beyond the control of the Claims Administrator and that the violation occurred in the context of an ongoing, good faith exchange of information between the Claims Administrator and the claimant. A violation shall not be de minimis if it is part of a pattern or practice of violations by the Claims Administrator. The claimant may request a written explanation of the violation from the Claims Administrator, and the Claims Administrator must provide such explanation within ten (10) days, including a specific description of its bases, if any, for asserting that the violation should not cause the available administrative remedies to be deemed exhausted. If a court rejects the claimant’s request for immediate review on the basis that the Claims Administrator met the standards for the de minimis exception the claim shall be considered as refiled on appeal upon the Claims Administrator’s receipt of the court’s decision. Within a reasonable time after the receipt of the decision, the Claims Administrator shall provide the claimant with notice of the resubmission.
14.Definitions. For purposes of this Agreement’s claims procedures, the following words and phrases shall have the respective meanings set forth below:
a.“Adverse benefit determination” means any of the following: a denial, reduction or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination or failure to provide or make payment that is based on a determination of a claimant’s eligibility to participate in a plan and with respect to a claim for benefits due to Executive being Permanently Disabled, shall also mean any rescission of disability coverage with respect to a Participant or Beneficiary (whether or not there is an adverse effect on any particular benefit at that time), where rescission means a cancellation or discontinuance of coverage that has retroactive effect, except to the extent it is attributable to a failure to timely pay required premiums or contributions towards the cost of coverage.
b.“Appeals Fiduciary” means an individual or group of individuals appointed by the Claims Administrator to review appeals of claims for benefits payable due to the Executive being Permanently Disabled made pursuant to this Section 4(b).
c.“Claims Administrator” means the Board of Directors or such other person designated by the Board of Directors from time to time and named by notice to Executive.

d.A document, record, or other information shall be considered “relevant” to a claimant’s claim if such document, record or other information (A) was relied upon in making the benefit determination, (B) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination, (C) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination, or (D) in the case of a claim for benefits due to Executive being Permanently Disabled, constitutes a statement of policy or guidance with respect to this Agreement concerning the denied treatment option or benefit for the claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.
e.Person Authorized to Act on Behalf of Claimant. The Claims Administrator may establish reasonable procedures to permit an authorized person to act on behalf of the claimant (and for determining whether a person has been authorized to act on behalf of a claimant).
5.Funding by Company.
a.The benefit obligations of the Company set forth herein constitute an unfunded retirement arrangement, the obligations under which shall be reflected on the general ledger of the Company (the “Retirement Liability”). The general corporate funds of the Company shall be the sole source of payment of the Retirement Liability. The Company shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay the Retirement Liability. Executive and Executive’s Beneficiary or any successor in interest shall be and shall remain unsecured general creditors of the Company with respect to the Retirement Liability. Executive and Executive’s Beneficiary shall have no interest in any property of the Company or any other rights with respect thereto except to the extent of the contractual right to the Retirement Liability represented by the obligations described in Section 2 of this Agreement.
b.Notwithstanding anything herein to the contrary, the Company has no obligation whatsoever to set aside assets, either directly or indirectly, in a trust for purposes of paying the Retirement Liability under this Agreement. The Retirement Liability is not a deposit, is not otherwise funded by the Company and is not insured by the Federal Deposit Insurance Corporation and does not constitute a trust account or any other special obligation of the Company and does not have priority of payment over any other general obligations of the Company. If the Company determines in its sole discretion to set aside assets in a grantor trust for the purpose of paying benefits under this Agreement, the grantor trust shall not be located outside of the United States or subsequently transferred to any trust outside of the United States.
6.Employment of Executive; Other Agreements. The benefits provided for herein for Executive are supplemental retirement benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Executive in any manner whatsoever. No provision contained in this Agreement shall in any way affect, restrict or limit any existing employment agreement between the Company and Executive, nor shall any provision or condition contained in this Agreement create specific employment rights of Executive or limit the right of the Company to discharge Executive with or without cause.
7.Withholding.

a.The Executive is responsible for payment of all taxes applicable to compensation and benefits paid or provided to the Executive under this Agreement, including federal and state income tax withholding, except the Company shall withhold any taxes that, in its reasonable judgment, are required to be withheld, including but not limited to taxes owed under Code Section 409A and regulations thereunder and all employment taxes due to be paid by the Company pursuant to Code Section 3121(v) and regulations promulgated thereunder (i.e., Federal Insurance Contributions Act (“FICA”) taxes on the present value of payments hereunder which are no longer subject to vesting). The Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). By participating in this Agreement, the Executive consents to the deduction of all tax withholdings attributable to participation in this Agreement from the benefits due under this Agreement or other payments due to the Executive by the Company to satisfy the employee-portion of such obligations. If insufficient cash wages are available or if the Executive so desires, the Executive may remit payment in cash for the withholding amounts.
b.Notwithstanding any other provision in this Agreement to the contrary, payments due under this Agreement may be accelerated to pay, where applicable, the FICA tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) and any state, local and foreign tax obligations (the “Tax Obligations”) that may be imposed on amounts deferred pursuant to this Agreement prior to the time such amounts are paid or made available and to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of an accelerated payment of the Tax Obligations (the “Income Tax Obligations”). Accelerated payments pursuant to this Section 7(b) shall not exceed the amount of the Tax Obligations and Income Tax Obligations and shall be made as a payment directly to taxing authorities pursuant to the applicable withholding provisions. Any accelerated payments pursuant to this Section 7(b) shall reduce the benefit otherwise payable to the Executive pursuant to this Agreement.
8.Arbitration; Jury Trial Waiver.
a.Except as otherwise expressly provided herein or in any other subsequent written agreement between Executive and the Company, any controversy or claim between Executive and the Company, or between the respective successors or assigns of either, or between Executive and any of the Company’s officers, employees, agents or affiliated entities, arising out of or relating to this Agreement or any representations, negotiations, or discussions leading up to this Agreement or any relationship that results from any of the foregoing, whether based on contract, an alleged tort, breach of warranty or other legal theory (including claims of fraud, misrepresentation, suppression of material fact, fraud in the inducement and breach of fiduciary obligation), and whether based on acts or omissions occurring or existing prior to, at the time of, or after the execution of this Agreement and whether asserted as an original or amended claim, counterclaim, cross-claim or otherwise, shall be settled by binding arbitration; provided, however, that resort to arbitration as provided in this Section 8 may only be had after exhaustion of the claims procedure described in Subsection 4(b) followed by mediation under the Commercial Mediation Rules of the American Arbitration Association. Thereafter, arbitration of any unresolved claim shall be administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any dispute regarding whether a particular claim is subject to arbitration will be decided by the arbitrator. Any court of competent jurisdiction may compel arbitration of claims pursuant to this Agreement.

b.The arbitrator may award to the prevailing party pre-and post-award expenses of the arbitration, including the arbitrator’s fees and travel expenses, administrative fees, out-of-pocket expenses such as copying and telephone, court costs, witness fees, stenographer’s fees and (if allowed by applicable law) attorneys’ fees. Otherwise, the parties will share equally the arbitrator’s fee and travel expenses and administrative fees, and each party will bear its own expenses.
c.This agreement to arbitrate disputes will survive the payment of all obligations under this Agreement and termination or performance of any transactions contemplated hereby between Executive and the Company, and will continue in full force and effect unless Executive and the Company otherwise expressly agrees in writing.
d.By entering into this Agreement, Executive and the Company agree and acknowledge that:
i.by agreeing to arbitrate disputes, Executive and the Company are giving up the right to trial in a court and THE RIGHT TO TRIAL BY JURY of all claims that are subject to arbitration under this Agreement;
ii.grounds for appeal of the arbitrator’s decision are very limited; and
iii.in some cases the arbitrator may be employed by, or may have worked closely with, a business in the same or a related type of business as the business engaged in by Executive or the Company.
e.EXECUTIVE AND THE COMPANY HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ALL DISPUTES, CONTROVERSIES AND CLAIMS BY, BETWEEN OR AGAINST EXECUTIVE OR THE COMPANY, WHETHER THE DISPUTE, CONTROVERSY OR CLAIM IS SUBMITTED TO ARBITRATION OR IS DECIDED BY A COURT.
9.Miscellaneous Provisions.
a.Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.
b.Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. The term “person” shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations. The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated.
c.Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
d.Governing Law. This Agreement is made in the State of Virginia and shall be governed in all respects and construed in accordance with the laws of the State of Virginia, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.
e.Binding Effect. This Agreement is binding upon the parties, their respective successors, assigns, heirs and legal representatives. Without limiting the foregoing, this Agreement shall be binding upon any successor of the Company whether by merger or acquisition of all or substantially all of the assets or liabilities of the Company. This Agreement may not be assigned by any party without the prior written consent of the other party hereto.
f.No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and Executive, Executive’s Beneficiary or any other person.
g.Assignment of Rights and Benefits. No right or benefit provided in this Agreement will be transferable by Executive except, upon his death, to a named Beneficiary as provided in this Agreement. No right or benefit provided for in this Agreement will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void. No right or benefit provided for in this Agreement will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Executive to the Company.
h.Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, are hereby superseded, merged and integrated into this Agreement.
i.Notices. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties hereto, at the following addresses:
    Company: FVCBankCorp, Inc
    11325 Random Hill Rd
    Fairfax, VA 22030
j.Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.
k.Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
l.Accelerated Payouts in the Event of 409A Violations. Notwithstanding any other provision of this Agreement to the contrary, the Company shall make payments hereunder before such payments are otherwise due if it determines that the provisions of this Agreement fail to meet the requirements of Code Section 409A and the rules and regulations promulgated thereunder; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply with the requirements of Code Section 409A and the rules and regulations promulgated thereunder and, to the extent permissible therein, any taxes, penalties, interest and costs attributable thereto.
10.Definitions. Where the following words and phrases appear in this Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:
a.“Accrual Balance” shall mean the liability that the Company has accrued, under Generally Accepted Accounting Principles (“GAAP”) as reasonably applied by the Company, as of the applicable date, for the Company’s obligation to the Executive under this Agreement in accordance with Accounting Principles Board Opinion Number 12, as amended by Statement of Financial Accounting Standards Number 106, and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied.
b.“Beneficiary” shall mean the person(s) designated by the Executive to receive any death benefits described under Section 2(e) of this Agreement. The Executive shall designate his Beneficiary in writing to the Company pursuant to procedures as may be established from time to time; provided, however, if no such designation has been made or if the Beneficiary predeceases Executive, the Beneficiary of Executive under this Agreement shall be Executive’s spouse, if any, or, if there is no surviving spouse, the Beneficiary shall be Executive’s estate.
c.“Cause” shall have the same meaning given to the same or similar term in any employment agreement between the parties as may be in effect from time to time; provided, however, if there is no such term or similar term in the employment agreement or if there is no such employment agreement, then the term shall mean (i) intentional misconduct or gross malfeasance, or an act or acts of gross negligence in the course of employment or any material breach of the Executive’s obligations contained herein, including, without limitation, acts competitive with or deliberately harmful to the business of the Company; (ii) any intentional misstatement or omission to the directors or executive officers of the Company with respect to any matter; (iii) the intentional failure of the Executive to follow the reasonable instructions and policies of the Company; (iv) the Executive’s conviction, admission or confession of any felony or an unlawful act involving active and willful fraud or moral turpitude; or (v) the violation by the Executive of applicable state and federal banking regulations, rules, or statutes.
d.“Change in Control” shall mean any one of the following events which may occur after the Effective Date:
i.within any twelve-month period (beginning on or after the Effective Date), the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value of the stock of the Company prior to such acquisition), of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; or
ii.within any twelve-month period (beginning on or after the Effective Date), the acquisition by any one person, or more than one person acting as a group, of the assets of the Company having a total gross fair market value of ninety percent (90%) or more of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions; provided, however, that transfers to the following entities or person(s) shall not be deemed to result in a Change in Control under this Subsection (ii):
1.an entity that is controlled by the shareholders of the Company immediately after the transfer;
2.a shareholder (determined immediately before the asset transfer) of the Company in exchange for or with respect to its stock;
3.an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
4.a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of the Company; or
5.an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (4)

above).
For purposes of this Subsection (d), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. The definition of a Change in Control shall be construed consistent with its meaning under Section 409A of the Code.
iii.“Code” shall mean the Internal Revenue Code of 1986, as amended, and all applicable rules and regulations promulgated thereunder.
iv.“Continuous Service” shall mean continuous full-time employment by the Executive with the Company or any affiliates as a common law employee.
v.“Discount Rate” shall mean the rate used by the Board of Directors for determining the Accrual Balance. However, the Board of Directors, in its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.
vi.“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and all applicable rules and regulations promulgated thereunder.
vii.“Normal Retirement Age” shall mean the attainment of age sixty seven (67) by the Executive.
viii.“Normal Retirement Benefit” shall mean Sixty-Five Thousand Dollars ($65,000.00).
ix.“Permanently Disabled” shall mean by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months that results in Executive (i) being unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three (3) months under the Company’s long-term disability plan covering Executive. The determination of whether Executive is Permanently Disabled shall be made by the Company and shall be construed consistent with its meaning under Section 409A of the Code.
x.“Separation from Service” shall mean a termination of the Executive’s employment where either (i) the Executive has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder (collectively, the “Service Recipient”) or (ii) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding either a decrease as a result of military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract or any other decrease permitted under Code Section 409A) to less than fifty percent (50%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding thirty-six-month (36-month) period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months), consistent with a “separation from service” within the meaning of Code Section 409A.
xi.“Vested Accrual Balance” means the product of the Accrual Balance multiplied by the applicable percentage in the chart below based on the applicable number of full years of Continuous Service of the Executive from the Effective Date until the date the Executive’s benefit is to be determined.

Full Years of Continuous Service	Applicable Percentage
1	20%
2	40%
3	60%
4	80%
5	100%